Exhibit 10.22

AMENDMENT NUMBER ONE TO THE
SUNTRUST BANKS, INC. 401(K) PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2010

The SunTrust Banks, Inc. 401(k) Plan, as amended and restated effective January 1, 2010, is amended as provided below:

1.	The Introduction to the Plan is amended by adding the following paragraph prior to the second to last paragraph, effective as of January 1, 2012:

Effective January 1, 2012, the Plan is amended to permit the Employer to make discretionary contributions to the Plan to be determined annually and to increase Employer matching contributions to 100% of the first 6% of compensation deferred.

2.	Section 1.1, Accounts, is amended to add the following:

(4)	Discretionary Contribution Account means the Account to record Employer Discretionary Contributions allocated to a Participant under Section 3.2.

3.	A new Section 1.7A is added to read as follows, effective as of July 1, 2011:

1.7A
Benefits Committee means the Benefits Plan Committee, a non-Board management committee which serves as the Plan Administrator. The membership and responsibilities of the Benefits Committee are described by Article 9.

4.	Section 1.8 is amended to read as follows, effective as of July 1, 2011:

1.8	Board means the Board of Directors of the Company, or where applicable, the Executive Committee of the Board, as constituted from time to time.

5.	Section 1.11 is amended to read as follows, effective as of July 1, 2011:

1.11
Committee or Committees     means for purposes of Articles 8 and 9 the Benefits Committee or Finance Committee or both, as indicated by the context. Otherwise, except as further amended herein, any reference to the Committee means the Benefits Committee.

6.	A new Subsection 1.14(b) is added to read as follows:

(b)
Employer Discretionary Contributions means contributions, in addition to Matching Contributions, that may be made by the Employers in such amount and for such classification of Employees as the Company shall determine, in its sole discretion, for the Plan Year. Employer Discretionary Contributions, if any, shall be delivered to the Trustee for deposit in the Trust Fund not later than the time prescribed by federal law (including extensions) for filing the federal income tax return of the Employer for the taxable year in which the Plan Year ends. For each Participant whose Employment Date is prior to January 1, 2011, Employer Discretionary Contributions are 100% vested when made. For each Participant whose Employment Date is after December 31, 2010, Employer Discretionary Contributions are 100% vested after he/she completes two Years of Vesting Service, becomes Disabled or dies.

7.	A new Section 1.35A is added to read as follows, effective as of July 1, 2011:

1.35A	Fiduciary means any person who is a fiduciary within the meaning of Section 3(21) of ERISA and regulations issued thereunder from time to time.

8.	A new Section 1.35B is added to read as follows, effective as of July 1, 2011:

1.35B
Finance Committee means the Benefits Finance Committee, a non-Board management committee which serves as the named fiduciary responsible for financial decisions of the Plan. The membership and responsibilities of the Finance Committee are described by Article 9.

9.	Section 1.43, Named Fiduciary, is deleted effective as of July 1, 2011.

10.	Section 1.50 is amended to read as follows, effective as of July 1, 2011:

1.50    Plan Administrator     means the Benefits Committee.

11.	Section 1.68 is amended to read as follows, effective as of July 1, 2011:

1.68	Trust (or Trust Fund) means the assets of the Plan maintained under the Trust Agreement.

12.	A new Section 1.68A is added to read as follows, effective as of July 1, 2011:

1.68A	Trust Agreement means the trust agreement(s) made with respect to the assets of the Plan with the Trustee, as such may be amended from time to time, and which shall constitute a part of this Plan.

13.	Section 1.69 is amended to read as follows, effective as of July 1, 2011:

1.69	Trustee means the corporation(s), individual(s) or other entity(ies) appointed to administer the Trust, as provided in Article 9.

14.	Section 2.1(a) Automatic Enrollment is renumbered Section 2.1(a)(i) and a new Section 2.1(a)(ii) is added to read as follows:

(ii)
Employer Discretionary Contributions. Each Employee shall be eligible to participate in the Plan with respect to Employer Discretionary Contributions as of the first day of the second calendar month after his/her Employment Date.

15.	The last sentence of Section 2.2(a) is amended to read: “He/she will continue to be vested in new allocations of Matching Contributions and Employer Discretionary Contributions.”

16.
The last sentence of Section 2.2(b) is amended to read: “The Plan will reinstate his/her previous Vesting Service unless he/she has incurred a Five-Year Break, and will make a deemed repayment of the deemed distribution of his/her non-vested Matching Account and Employer Discretionary Contributions balance under Section 3.2.”

17.	Section 3.2 is amended to read as follows:

A.	Subsection 3.2(a) is hereby deleted and replaced with the following:

3.2	Employer Contributions.

(a)
Matching Contribution. For each payroll period, the Employers will contribute a combination of cash, and/or Employer Stock to be used to purchase Employer Stock, and/or will release Employer Stock from the Suspense Account under Subsection 3.4(f), as the Company determines necessary to align each required Employer Contribution with the Participants’ investment elections then in effect. If a Contribution is made in shares of Employer Stock, the shares will have a Fair Market Value equal to the amount that would be contributed if cash had been used.

(1)
Amount. Effective January 1, 2012, the Employers will make a safe harbor Matching Contribution in an amount equal to 100% of the amount of each Participant’s Elective Deferrals and/or Roth Contributions up to 6% of his/her Compensation for each payroll period during each Plan Year. The Plan allocates Matching Contributions to Matching Accounts as soon as practicable after the end of each payroll period for which they are made. The Employers do not make Matching Contributions for Rollover Contributions or Catch-up Contributions except as set forth in Subsection 3.1(d)(6).

(2)
True-Up Contributions. As soon as practicable after the end of a calendar quarter, or after the end of the Plan Year, the Employers make True-Up Matching Contributions for each Participant whose deferral pattern during the Plan Year caused him/her to receive allocations of Matching Contributions in an amount less than the maximum amount permitted under the terms of the Plan.

B.	A new Subsection 3.2(b) is added to read as follows:

(b)
Employer Discretionary Contributions. The Employers may elect for any Plan Year to make an Employer Discretionary Contribution. The Employer Discretionary Contribution for a Plan Year shall be allocated to eligible Employees (as defined in Subsection 2.1(a)(i)) or to such classification of eligible Employees as the Employers shall determine, who--

(1)	are Employees on the last day of the Plan Year; or

(2)
who cease to be Employees during the Plan Year by reason of (i) death (ii) termination of Employment because of a reduction in force (i.e., they received severance pay from their Employers pursuant to the SunTrust Banks, Inc. Severance Pay Plan), (iii) termination of Employment after attainment of the Normal Retirement Age (age 65 for this purpose), or (iv) due to a Disability incurred during the Plan Year.

The Plan allocates Employer Discretionary Contribution as a uniform percentage of the eligible Employee’s Compensation and will be credited to the eligible Employee’s Discretionary Contribution Account.

C.	A new Subsection 3.2(c) is added to read as follows:

(c)
Special One-Time Employer Discretionary Contribution. The Employers will make a one-time special Employer Discretionary Contribution for the Plan Year ending December 31, 2011 in an amount equal to 5% of Compensation on behalf of eligible Employees who (1) have completed twenty (20) years of Vesting Service (or Benefit Service as defined in the SunTrust Banks, Inc. Retirement Plan) or (2) have completed ten (10) years of Vesting Service (or Benefit Service as defined in the SunTrust Banks, Inc. Retirement Plan) and satisfy the “Rule of 60” (the sum of age and service equals or exceeds 60) as of December 31, 2011. Each such eligible Employee must be an Employee on December 30, 2011 or must have ceased being an Employee on account of one of the reasons set forth in Subsection

3.2(b)(2) above.

D.	Subsection 3.2(a)(3) is renumbered 3.2(d) and amended to read as follows:

(d)	Investment of Matching and Employer Discretionary Contributions.

(1)
Matching Contributions. Effective January 1, 2009, Matching Contributions are invested according to each Participant’s investment election in effect for his/her Employee Contributions on the allocation date, unless he/she makes a separate election to have any Matching Contributions invested in one or more other available investment options. Effective January 1, 2009, the Matching Contribution portion of each loan repayment is invested according to the Participant’s election in effect for his/her Matching Contributions at the time when each repayment is made. For a Participant who does not have an investment election in effect, the Plan will invest his/her Matching Contributions in a QDIA fund.

(2)
Employer Discretionary Contributions. Employer Discretionary Contributions, if any, will be invested according to each Participants’ investment election in effect for his/her Matching Contributions (whether it is the election in effect for his/her Employee Contributions if he/she made a separate election with respect to his/her Matching Contributions). If an eligible Employee is credited with an Employer Discretionary Contribution but does not otherwise have an Account under the Plan, the eligible Employee may make an election to have any Employer Discretionary Contributions invested in one or more available investment options. For an eligible Employee who does not have an investment election in effect, the Plan will invest his/her Employer Discretionary Contributions in a QDIA fund.

E.	Subsection 3.2(b) is renumbered 3.2(e) and is amended to read as follows:

(e)
Vesting and Forfeitures. Employer Contributions and all earnings allocated to Employer Contribution Accounts are 100% vested when made for the period January 1, 1997 through December 31, 2010. Each Employee whose Employment Date is after December 31, 2010, or who resumes Employment after that date and is not previously vested, will be 100% vested in his/her Matching Account balance or his/her Discretionary Contribution Account balance on the earlier of the date he/she has completed two Years of Vesting Service regardless of his/her age or has incurred a Disability, or on his/her date of death. If a Participant terminates Employment before he/she is vested in his/her Matching Account balance or his/her Discretionary Contribution Account balance, the Plan will make a deemed distribution of such balances as of the Termination Date, and will permanently forfeit the balance as of the date he/she incurs a Five-Year Break. If such Participant resumes Employment before incurring a Five-Year Break, the Plan will make a deemed repayment as of the date he/she resumes Employment. The Plan will use forfeitures to pay the Plan’s administrative expenses and/or as part of Employer Matching Contributions or Employer Discretionary Contributions, in the same or next following Plan Year(s). Regardless of whether a Participant is vested in his/her Matching Account or Discretionary Contribution Account, he/she is always 100% vested in the dividends paid on the Share Units held in his/her Accounts.

F.	Subsection 3.2(c) is renumbered 3.2(f) and is amended to read as follows:

(f)
Make-Up Contributions After Qualified Military Leave. The Employers will make special Matching Contributions for each of their Participants who returns to Employment from unpaid Qualified Military Leave and contributes the make-up Employee Contributions described in Section 3.1. The Employers will make a special Employer Discretionary

Contribution for each eligible Employee who returns to Employment from unpaid Qualified Military Leave for any Plan Year the Employers made an Employer Discretionary Contribution while such eligible Employee was on unpaid Qualified Military Leave. The Compensation used to determine the Employer Discretionary Contribution will be calculated in the same manner as set forth in Section 3.1(e). Each Matching Contribution relates to the Plan Year for which the make-up Employee Contribution is made and each Employer Discretionary Contribution relates to the Plan Year the Employer Discretionary Contribution was originally made and are subject to the percentage-of-Compensation limit and Code Sections 402(g) and 415 limits in effect for that Plan Year. The Committee will not allocate investment earnings to the make-up Contribution for the period of leave.

G.	Subsections 3.2(d), 3.2(e) and 3.2(f) are renumbered 3.2(g), 3.2(h) and 3.2(i).

18.	Effective July 1, 2011, references to the “Committee in Section 3.4, Acquisition Loans shall refer to the Finance Committee.

19.	Subsection 4.2(a) is amended effective July 1, 2011 to read as follows:

(a)
Investment Funds. From time to time, the Finance Committee will direct the Trustee to make available one or more funds for the investment of Account balances as elected by each Participant or beneficiary. The Finance Committee will timely describe the investment funds that are available from time to time, in written notices to Participants and beneficiaries. The investment funds selected by the Finance Committee are in addition to the Employer Stock Fund, which the Plan sponsor has established as an integral ESOP feature of the Plan design.

20.	Subsection 5.1(c) is amended to add the following to the end thereof:

“Participants cannot withdraw any Employer Contributions unless such contributions are 100% vested in accordance with Subsection 3.2(e).”

21.	Subsection 5.3(c) is amended to read as follows:

(c)
Order of Account Liquidation. Unless the Committee determines that a different order is appropriate, the Trustee acquires the cash proceeds to make each loan by liquidating the Participant's Accounts in the following order, to the extent applicable for him: (1) Rollover Account; (2) Matching Account; (3) Non-Matching Account; (4) Merged (Prior Employer) Account; (5) Before-Tax Account; (6) After-Tax Account; (7) Roth Account; and (8) Discretionary Contribution Account. Unless the Committee determines that a different method is appropriate, the Plan subtracts the proceeds of each loan pro rata from the investment funds in which the Account balances are invested.

22.	Section 7.3 is hereby amended to read as follows:

7.3
Top-Heavy Rules. Effective January 1, 2012, the provisions of this Section 7.3 shall be applicable only if the Plan becomes “top-heavy” as defined below for any Plan Year. If the Plan becomes “top-heavy” for a Plan Year, the provisions of this Section 7.3 shall apply to the Plan effective as of the first day of such Plan Year and shall continue to apply to the Plan until the Plan ceases to be “top-heavy” or until the Plan is terminated or otherwise amended.

(a)	Applicable Definitions. For purposes of this Section, the following terms have the meanings set forth below.

(1)
Aggregation Group. The Required Aggregation Group includes each qualified plan maintained in the Controlled Group in which a Key Employee is a participant, and each other plan that enables any plan with Key Employee participants to meet the requirements of Code Section 401(a)(4) or 410, which plans are required to be aggregated for purposes of determining top-heavy status. The Permissive Aggregation Group includes the qualified plans of the Controlled Group that are required to be aggregated, plus such plans that are not part of the Required Aggregation Group but that satisfy the requirements of Code Sections 401(a)(4) and 410 when considered together with the Required Aggregation Group.

(2)
Cumulative Account Balances means the Cumulative Account Balance of each Participant as of any Determination Date, which includes his: (A) Employer Contribution Account balance as of the most recent Valuation Date, adjusted by allocations of his/her proportionate share of Employer Contributions actually made and allocations of investment gains or losses made or due to be made under Section 4.1 of the main text of the Plan as of the Determination Date; (B) Employee Contribution Account balances as of the most recent Valuation Date, adjusted by allocations of investment gains or losses made or due to be made under Section 4.1 as of the Determination Date; and (C) distributions made during the one-year period ending on the Determination Date because of termination, death or Disability and any in-service withdrawals made during the five-year period ending on the Determination Date, but excluding distributions made to or on behalf of any Participant who has not performed service for an Employer during the one-year period ending on the Determination Date, and excluding distributions rolled over to qualified plans maintained by Controlled Group members that are reflected in Account balances.

(3)	Determination Date means, for each Plan Year, the last day of the preceding Plan Year.

(4)
Key Employee means any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of an Employer having annual Compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002), a 5-percent owner of an Employer, or a 1-percent owner of an Employer having annual Compensation greater than $150,000. No more than the lesser of 50 Employees or 10 percent of all Employees (at least 3) are treated as officers.

(5)	Non‑Key Employee means an Employee who is not a Key Employee.

(6)	Top-Heavy Plan Year means a Plan Year when the Plan is top-heavy.

(b)
Determination of Top-Heavy Status. The Plan will be treated as top‑heavy for the tested Plan Year if either: (1) the sum of the Cumulative Account Balances of Participants who are Key Employees exceeds 60 percent of the sum of the Cumulative Account Balances of all Participants; or (2) the Plan is part of a Required Aggregation Group in which more than 60 percent of the sum of (A) aggregated Cumulative Account Balances, and (B) present values of accrued benefits under defined benefit plans, have been accumulated in favor of Key Employees (including distributions under any Employer-sponsored plan during the 1-year period ending on the determination date, or during the past 5-year period for any in-service withdrawals). The Plan will not be considered a top-heavy plan with respect to any Plan Year in which the Plan is part of a Required or Permissive Aggregation Group that is not top-heavy.

(c)
Minimum Benefit During Top-Heavy Plan Years. Each Participant who is a Non-Key Employee in a Top-Heavy Plan Year and who also participates in a defined benefit plan maintained by a Controlled Group member, will receive the minimum benefit under the defined benefit plan required under Code Section 416(c)(1). Each Non-Key Employee Participant who does not participate in a defined benefit plan, and who has not terminated Employment as of the last day of the Plan Year, will receive an allocation of Employer Contributions in an amount not less than the lesser of (A) 3 percent of his/her taxable Form W-2 Compensation, or (B) the Compensation percentage of the Key Employee whose percentage is the highest of all Participants for the Plan Year, which percentage is calculated by including both Employer Contributions (other than Safe Harbor Contributions) and Employee Contributions. The Company will make the required Employer Contribution for each eligible Non-Key Employee Participant whether or not he/she has made any Employee Contributions for the Plan Year, and regardless of his/her level of Form W-2 Compensation for the Plan Year.

(d)
History of Top-Heavy Rules. The Plan was a safe harbor plan that accepted only Employee Contributions that meet the safe harbor requirements of Code Sections 401(k)(12) and 401(k)(13) and Matching Contributions that meet the safe harbor requirements of Code Sections 401(m)(11) and 401(m)(13) from January 1, 2002 through December 31, 2011 and the Plan is deemed to be in compliance with the Code Section 416 top-heavy rules effective January 1, 2002. The Committee has determined that the Plan was not top-heavy for any Plan Year before 2002. The Top-Heavy rules that applied before the Plan became safe harbor in the 2002 Plan Year, which have been revised to comply with the Economic Growth and Tax Reform and Reconciliation Act of 2001 are set forth in Addendum A.

23.	Article 8 is revised to read as follows, effective as of July 1, 2011:

Amendment, Termination and Merger

8.1	Amendment.

(a)	Procedure. The Company may amend the Plan from time to time. In addition, the Plan may be amended as follows:

(1)	The Compensation Committee of the Board may amend or terminate the Plan or any portion of the Plan at any time.

(2)
The Benefits Committee may amend the Plan, at any time except that the benefits Committee may not adopt any amendment that significantly impacts the Plan's liabilities, or terminates the Plan or any portion of the Plan, without the consent of the Compensation Committee.

(3)	All amendments made by the Company, the Compensation Committee or the Benefits Committee are binding on all Employers.

(4)	The Company, the Compensation Committee, and the Benefits Committee may delegate the right to make amendments to each other and to appropriate officers of the Company.

(b)	Prohibited Amendments. Except as may be permissible under applicable law, no amendment will have the effect of any of the following:

(1)
Exclusive Benefit. No amendment will permit any part of the Trust Fund to be used for purposes other than the exclusive benefit of Participants and beneficiaries and the payment of reasonable administrative expenses.

(2)	Nonreversion. No amendment will cause any portion of the Trust Fund to be returned to any Employer, except as provided in Article 4 and Subsection 8.2(d).

(3)	Account Balances. No amendment will eliminate or reduce any Participant’s Account balances determined as of the effective date of the amendment.

(4)	Effect on Trustee. No amendment will materially increase the duties or responsibilities of the Trustee without its written consent.

(5)	Amendment of Vesting Schedule. Any amendment to the vesting schedule is subject to Code Sections 411(a)(10) and 411(d)(6) and applicable regulations.

(6)
Retroactive Amendments. Subject to the foregoing limitations, any amendment may be made retroactively which, in the judgment of the Committee is necessary or advisable, provided that such retroactive amendment does not deprive a Participant without his/her consent, of the right to receive benefits due under this Plan that have already vested and matured in such Participant, except as such modification or amendment may be permitted under applicable law.

(c)
Limited to Active Participants. Except as specifically stated in the amendment, no amendment that improves benefits will apply to any Employee whose Termination Date occurred before the effective date of the amendment.

(d)
Administrative Changes Without Plan Amendment. The Benefits Committee is authorized to make administrative changes to this Plan document that do not alter either the minimum qualification requirements or the Plan’s funding and expense provisions, without formal amendment to the Plan. The Benefits Committee may implement such changes by substituting pages in the Plan document with corrected pages. Administrative changes include, but are not limited to, corrections of typographical errors and similar errors, conforming provisions for administrative procedures to actual practice and changes in practice, and deleting or correcting language that fails to accurately reflect the intended provision of the Plan.

8.2	Termination of the Plan.

(a)
Right to Terminate. The Company expects this Plan to be continued indefinitely but necessarily reserves the right, through action of the Board or the Compensation Committee, to terminate the Plan or any portion of the Plan at any time, and all contributions attributed to the terminated portion, and to terminate the participation of any Employer at any time. The Benefits Committee has sole and complete discretionary authority to determine when a partial termination of the Plan has occurred.

(b)
Full Vesting. In the event of termination or partial termination of the Plan, the Account Balance of each affected Participant, to the extent funded, will become fully vested as of the termination date. For purposes of accelerated vesting, affected Participants will include only those who are in active Employment as of the Plan termination date. All non-vested Participants who terminated Employment before the Plan termination date and have incurred a One-Year Break will be considered to have received constructive (zero) cash-outs of their Matching Account balances.

(c)
Provision for Benefits Upon Plan Termination. If the Plan terminates, the Finance Committee, after coordinating with the Benefits Committee, may, in its discretion, either (1) continue the Trust for so long as it considers advisable and so long as permitted by law, either through the existing Trust Agreement(s), or through successor funding media; or (2) terminate the Trust, and in that event, the Benefits Committee shall pay all expenses, and direct the payment of Account balances in the form of a lump-sum. Payment of benefits upon plan termination must comply with Subsection 6.1(e)

(d)
Surplus Reversion. Any assets that remain after all benefits under the Plan have been allocated will be returned to the Company and/or the affected Employer(s), to the extent permitted by applicable law.

8.3
Merger, Consolidation, Transfer. In the event of any merger or consolidation of the Plan with any other plan, or the transfer of assets or liabilities by the Plan to another plan, each Participant will be entitled to receive a benefit immediately after the merger, consolidation or transfer, if the Plan then terminated, which is equal to or greater than the benefit he/she would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

24.	Article 9 is revised to read as follows, effective as of July 1, 2011:

ARTICLE 9
Administration

9.1	Allocation of Responsibilities . The Company and Employers, the Benefits Committee, the Finance Committee and other Fiduciaries of the Plan, have the powers and duties described below.

(a)
Company. The Company may amend the Plan in accordance with Section 8.1, including terminating the Plan in whole or in part. The Company and each other Employer is responsible for making Contributions to the Plan in accordance with the terms of the Plan.

(b)	Compensation Committee. The Compensation Committee may amend the Plan in accordance with Section 8.1, including terminating the Plan in whole or in part.

(c)
Benefits Committee. The Benefits Committee serves as the Plan Administrator and has primary responsibility for the operation and administration of the Plan. In addition, the Benefits Committee may amend the Plan in accordance with Section 8.1. Without limiting the foregoing, the Benefits Committee has the following powers and duties:

(1)
Rules. The Benefits Committee may from time to time in its sole discretion adopt rules, regulations and procedures necessary or helpful for the administration of the Plan and the performance of the Benefits Committee's duties under the Plan.

(2)
Rights to Benefits. The Benefits Committee has sole and complete discretionary authority to determine the eligibility of any individual to participate in the Plan, the right of any Participant or beneficiary to receive benefits, and the amount of benefits to which any Participant or beneficiary may be entitled under the Plan, and to implement the claims procedure described in this Article 9.

(3)
Payments. The Benefits Committee will direct the payment of Account balances from the Trust, or may appoint a disbursing agent, and will specify the payee, the amount and the conditions of each payment. The Benefits Committee will also comply (or transfer responsibility to the Trustee or other payee) with all applicable Federal and state income tax withholding requirements for distribution payments.

(4)
Construction. The Benefits Committee has full discretion to, through itself or through its delegates, construe the terms of the Plan and to resolve ambiguities and omissions that may arise in the operation or administration of the Plan (including without limitation the resolution of any questions of fact, interpretation or application), to make equitable adjustments for any mistakes or errors made in the operation or administration of the Plan, and to make final decisions on all questions and disputes arising under the Plan. In all cases, the decision of the Benefits Committee is final and binding on all parties.

(5)
Disclosure. The Benefits Committee will prepare and distribute to the Employees plan summaries, notices, statements and other information about the Plan in such manner as it deems proper and in compliance with applicable law.

(6)
Employee Data. The Benefits Committee will request from the Employers complete information regarding the Compensation and Employment data for each Participant and other facts as it considers necessary from time to time, and is entitled to treat Employer records as conclusive with respect to such information.

(7)
Individual Accounts. The Benefits Committee or its agent will maintain individual Accounts for each Participant, and will allocate Contributions, expenses, investment earnings/losses, withdrawals and distributions, to the proper Accounts.

(8)
Elections and Applications. The recordkeeper or the Benefits Committee will provide electronic and/or paper forms for use by Participants in making contribution and investment elections, in-service withdrawals and loans, and applying for benefits.

(9)
Safe Harbor Compliance. The Benefits Committee will monitor the Plan’s compliance with the applicable safe harbor requirements set forth in Code Sections 401(k)(12) and/or 401(k)(13) and 401(m)(11) and/or 401(m)(12) throughout each Plan Year, and will take any action it considers necessary or appropriate to comply with such requirements, so long as the Company intends to retain safe harbor status. For any Plan Year when the Plan is required to perform the ADP and ACP nondiscrimination tests, the Benefits Committee will monitor compliance.

(10)	Reporting. The Benefits Committee will cause to be filed all reports required under ERISA, the Code and any other applicable federal law.

(11)
Collection of Contributions. The Benefits Committee is responsible for monitoring whether contributions due and owing to the Plan are timely transmitted to the Trust and for collecting or directing the Trustee with respect to the collection of any contributions that are not timely transmitted within a reasonable time in accordance with applicable law. For avoidance of doubt, the Benefits Committee's responsibility hereunder relates solely to the collection of contributions from Employers only after a legally enforceable obligation to make the contribution arises under applicable law.

(12)
Correction of Defects. The Benefits Committee will take reasonable steps to ensure that the Plan document is in compliance with all applicable laws as in effect from time to time, and to ensure that the Plan is administered as written. If the Benefits Committee discovers a material defect in the Plan's operation or administration, it will take reasonable steps to correct the defect as promptly as practicable and in compliance with Section 4.1(f).

(d)
Finance Committee. The Finance Committee serves as the named fiduciary responsible for managing the funding, cost, and financial aspects of the Plan, including the investment of Plan assets. Without limiting the foregoing, the Finance Committee has the following powers and duties:

(1)
Trustee. The Finance Committee may from time to time discharge the Trustee and appoint one or more successor Trustees and enter into trust agreement(s) with such Trustee or Trustees. The Finance Committee is the Plan's named fiduciary for purposes of directing the Trustee with respect to all matters pertaining to the investment of the assets of the Plan.

(2)	Investment Policy. The Finance Committee will establish, maintain and periodically review an investment policy for the Trust.

(3)
Investment Managers. The Finance Committee may from time to time and at any time, appoint, approve the appointment of, remove, and/or replace, one or more investment managers to manage the assets of the Trust.

(4)	Financial Statements. The Finance Committee will annually report the Plan's financial results to the Compensation Committee.

(5)
Financial Audit. The Finance Committee will engage on behalf of the Plan an independent qualified public accountant to examine the financial statements and other records of the Plan for the purposes of an annual audit and opinion as to whether the financial statements and schedules in the Plan’s annual report are presented fairly in conformity with generally accepted accounting principles, unless such audit is otherwise not required.

(e)
Trustee. The Trustee shall have the duties and responsibilities described in the Trust Agreement. The Committees shall give to the Trustee any order, direction, consent or advice required under the terms of the Trust Agreement, and the Trustee shall be entitled to rely on any instrument delivered to it and signed by the secretary or any authorized member of the Committees as evidencing the action of the Committees.

(f)
Named Fiduciaries and Other Fiduciaries. The Benefits Committee, Finance Committee and the Trustee are named fiduciaries of the Plan. Other Fiduciaries of the Plan include investment managers and advisers appointed by the Finance Committee and such other persons or individuals to whom fiduciary responsibilities may be delegated pursuant to procedures described by this Article 9. The powers and duties of each Fiduciary hereunder, whether or not a named fiduciary, shall be limited to those specifically allocated or delegated to each of them under the terms of the Plan and Trust Agreement. It is expressly recognized that a Fiduciary may have certain powers and duties in a capacity other than as a Fiduciary and that these powers and duties are not fiduciary in nature and are not subject to the rules of fiduciary conduct under ERISA.

9.2	Committee Organization and Operation.

(a)	Composition of Benefits Committee. The Benefits Committee shall be composed of at least three members, one of whom will be the Chairman. The Chairman of the Benefits

Committee will be the Company's Chief Human Resources Officer; provided that, if there is no Chief Human Resources Officer or if the Company’s Chief Human Resources Officer is unwilling to serve, the Company's Chief Financial Officer will appoint an acting Benefits Committee Chairman (who may be the Chief Financial Officer). The Benefits Committee Chairman appoints the other members of the Committee and may from time to time remove a member and appoint one or more new members. Any member may resign by delivering his/her written resignation to the Benefits Committee Chairman.

(b)
Composition of Finance Committee. The Finance Committee shall be composed of at least three members, one of whom will be the Chairman. The Chairman of the Finance Committee will be the Company's Chief Financial Officer; provided that, if there is no Chief Financial Officer or if the Chief Financial Officer is unable or unwilling to serve, the Company’s Chief Human Resources Officer will appoint an acting Finance Committee Chairman (who may be the Chief Human Resources Officer). The Finance Committee Chairman appoints the other members of the Committee and may from time to time remove a member and appoint one or more new members. Any member may resign by delivering his/her written resignation to the Finance Committee Chairman.

(c)
Committee Procedures. Each Committee may, from time to time, adopt and amend rules and procedures governing its actions, including without limitation, rules and procedures governing meetings, voting and other actions.

(d)
Additional Powers of the Committees. Each Committee shall have all powers necessary to enable it to properly perform the duties allocated to it under this Plan and the Trust Agreement. Each Committee has sole and complete discretionary authority in the exercise of all its powers and duties as to invoke the arbitrary-and-capricious standard of review as opposed to the de novo standard.

(e)
Delegation of Duties. From time to time, either Committee may delegate or allocate, by a written instrument filed in its records, all or any part of its duties under the Plan or the Trust Agreement to one or more of its members (including a subcommittee), to employees of an Employer and to other agents as may be deemed advisable. The Committee may revoke such allocation or delegation of responsibilities in the same manner. In the exercise of such allocated or delegated responsibilities, any action of the person(s) to whom responsibilities are delegated or allocated shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Committee shall not be liable for any acts or omissions of such person(s) to whom responsibilities are delegated or allocated. The person(s) to whom responsibilities have been allocated shall periodically report to the Committee concerning the discharge of the allocated responsibilities. The Committee and each individual member and any agent or delegate shall be fully protected when acting in a prudent manner and relying in good faith upon the advice of the following professional advisers or consultant employed by an Employer or by either of the Committees: an attorney with respect to legal matters; a certified public accountant with respect to accounting matters; and investment advisers and consultants with respect to investment matters.

(f)
Appointment of Agents. Each Committee may appoint agents who may or may not be Committee members, as it considers necessary for the effective performance of its duties, and may delegate to the agents fiduciary duties and liabilities or ministerial or other powers and duties as it considers expedient or appropriate. The Committee will fix the compensation of the agents. Committee members and agents who are Employees receive no additional compensation for their services on a Committee.

(g)	Reliance on Committee Documents. Any written memorandum signed by the secretary or any member of the Committee who has been authorized to act on behalf of the Committee shall have the same force and effect as a formal resolution adopted in open meeting.

9.3
General Rules for Fiduciaries. It is intended that the provisions of the Plan and Trust Agreement allocate to each Fiduciary the individual responsibilities for the prudent execution of the functions assigned to each such Fiduciary. None of the allocated responsibilities or any other responsibilities shall be shared by two or more Fiduciaries unless such sharing shall be provided by a specific provision in the Plan or the Trust Agreement. If any of the enumerated responsibilities of a Fiduciary are specifically waived by the Secretary of Labor, then such enumerated responsibilities shall also be deemed to be waived for the purposes of the Plan and Trust Agreement. Whenever one Fiduciary is required by the Plan or the Trust Agreement to follow the directions of another Fiduciary, the two Fiduciaries shall not be deemed to have been assigned a share of any responsibility, but the responsibility of the Fiduciary giving the directions shall be deemed to be his/her sole responsibility and the responsibility of the Fiduciary receiving those directions shall be to follow same insofar as such instructions on their face are proper under applicable law.

Any Fiduciary may employ one or more persons to render advice with respect to any responsibility such fiduciary has under the Plan or Trust Agreement. Each Fiduciary may, but need not, be a director, proprietor, partner, officer or Employee of an Employer. Nothing in the Plan shall be construed to prohibit any Fiduciary from:

(1)	serving in more than one Fiduciary capacity with respect to the Plan and Trust Agreement;

(2)
receiving any benefit to which he/she may be entitled as a Participant or beneficiary in the Plan, so long as the benefit is computed and paid on a basis that is consistent with the terms of the Plan as applied to all other Participants and beneficiaries; or

(3)
receiving any reasonable compensation for services rendered, or for the reimbursement of expenses properly and actually incurred in the performance of his/her duties with respect to the Plan, except that no person so serving who already receives full-time pay from an Employer shall receive compensation from the Plan, except for reimbursement of expenses properly and actually incurred.

Each Fiduciary shall be bonded as required by applicable law or statute of the United States, or of any state having appropriate jurisdiction, unless such bond may under such law or statute be waived by the parties to the Trust Agreement. The cost of such bond may be paid from the Trust Fund to the extent permitted by applicable law.

9.4
Expenses.     All expenses of the Plan and Trust shall be paid by the Plan, except to the extent the Employer(s) elect to pay such expenses. To the extent that the Employer(s) may pay any expenses of the Plan and Trust, the Employer(s) shall not be obligated to continue to pay such expenses. To the extent the Employer(s) do not pay such expenses, the Benefits Committee shall direct the Trustee with respect to payments from the Trust Fund. Nothing herein shall prohibit reimbursement of the Employers for any expenses incurred in connection with the administration of the Plan and the management of assets to the fullest extent permitted by law.

Plan and Trust expenses include but are not limited to (a) fees, charges and expenses of recordkeepers, attorneys, accountants, consultants, investment advisers and managers or other persons employed by the Committees, (b) the fees and expenses of the Trustee; (c) all expenses directly or indirectly incurred in connection with the operation and administration of the Plan and the investment of Plan assets; (d) office space used for the administration of the Plan; (e) the salary and related costs of any Employee or any other person who provides services to the Plan; and (f) any other costs or expenses incurred by the Committees or any other Fiduciary in carrying out their duties with respect to the Plan. The

Plan may hire employees and pay them reasonable compensation, and may share employees with an Employer with a reasonable pro-ration of compensation. The Benefits Committee may direct the Trustee to reimburse the Employers for expenses they have paid directly on behalf of the Plan. Notwithstanding the preceding provisions of this Section or any other provision of the Plan or the Trust Agreement, no expenses, fees or charges may be paid from the Trust to the extent such payment would constitute a non-exempt prohibited transaction under ERISA or the Code.

9.5
Indemnification and Insurance.     The Employers (to the extent permissible under law and consistent with their charters and bylaws) shall indemnify and hold harmless the Board of Directors, the Compensation Committee, each Committee and each individual member of the Board and any such committees and any Employer and any Employee authorized to act on behalf of any such entities and all persons formerly serving in such capacity ("Covered Persons") for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expense, which they actually incur for their acts and omissions, past, current or future, in the exercise of their duties and responsibilities with respect to the Plan including all expenses reasonably incurred in the defense of such acts or omissions.

Unless paid by the Company or the Employers, the Benefits Committee may direct Plan funds to be applied, in accordance with ERISA section 410(b), to the purchase of lawful insurance covering the fiduciary obligations of persons who are Fiduciaries respecting the Plan and/or the Trust Fund, and such Fiduciaries may purchase, with funds other than Plan funds, waivers of subrogation.

9.6    Claims Procedure    .

(a)
Application for Benefits. Each Participant, or beneficiary, must submit a written application for payment of Plan benefits, with such documentation as the Benefits Committee considers necessary to process the application. The Benefits Committee may adopt forms and require that the forms be used to apply for benefits. The Plan will not treat as a claim any oral or electronic request for information or for a re-determination of benefits. The Benefits Committee reserves the right to withhold payment of any request for the payment of benefits if conflicting claims have been asserted. The Trustee will not pay any benefit under the Plan until the Benefits Committee has determined, in its sole and complete discretion, that the claimant is entitled to the benefit.

(b)
Initiating a Claim. If a Participant or beneficiary believes he/she is entitled to rights or benefits that he/she has not received, in whole or in part, he/she may file a written claim with the Benefits Committee. If the Benefits Committee adopts claims forms, a claim must be filed on the forms adopted by the Benefits Committee; otherwise, a written request to the Benefits Committee is sufficient. The claim should set forth the sufficient facts to support the asserted claim and should include any documentation that will enable the Benefits Committee to make its decision. A claim may be filed by the legal representative of a Participant or beneficiary.

(b)
Decision on Claim. Within 90 days after receipt of a written claim and supporting information, the Benefits Committee will issue a written decision. If special circumstances require an extension of time, the Benefits Committee will furnish the claimant written notice of the extension (up to 90 additional days), and an explanation why the extension is necessary, before the end of the initial 90-day period. If the claim is denied in whole or in part, the notice will set forth (1) specific reasons for the denial and references to Plan provisions upon which the decision is based; (2) a description of any additional information necessary to process the claim and why it is necessary; and (3) an explanation of the Plan's appeals procedure and deadlines. If the claimant does not receive a decision within the 90 day period

(180 day period if an extension is necessary), the claimant may consider his/her claim denied and proceed with the appeal process.

(c)
Appeal. The claimant and/or his/her representative may appeal a denied claim by sending a written request for review to the Benefits Committee within 60 days after receiving notice of the denial. The claimant or his/her representative may submit a statement of issues and supporting arguments and any documentation he/she has to support the claim. The claimant may inspect all documents that are reasonably pertinent to his/her case, upon reasonable notice to the Benefits Committee, but may not inspect confidential information concerning any other person. The Benefits Committee may set the matter for oral hearing and give the claimant reasonable notice of the time and place. The Benefits Committee will proceed promptly to resolve all issues and will issue a written decision to the claimant within 60 days after receipt of the written appeal request. If special circumstances require an extension of time, the Benefits Committee will notify the claimant or his/her representative in writing before the end of the 60 day period that an extension (up to an additional 60 days) is needed and the reasons for the extension. The Benefits Committee will send written notice of its decision on the appeal. If the appeal is denied, the Benefits Committee’s notice will state the specific reasons for the denial and refer to specific supporting provisions of the Plan, explain the claimant’s right to receive all documents relevant to the claim free of charge and describe the claimant’s right to seek judicial review of the denial.

(d)
Special Time Period for Benefits Committee Meetings. Notwithstanding Subsection 9.6(c), during periods when the Benefits Committee holds regularly scheduled meetings at least quarterly, and a claimant’s request for appeal is received less than 30 days before a scheduled meeting, the Benefits Committee may render its decision on the appeal during the second regularly scheduled meeting after receiving the request for appeal. However, if an appeal hearing is held, the Benefits Committee may render its decision during the third regularly scheduled meeting after receiving the request for appeal. If the Benefits Committee invokes the extensions described in this Subsection (d), it will issue written notice with an explanation of the rules in this Subsection and the date when the decision will be rendered, not later than the first meeting date after receiving the request for appeal. The Benefits Committee will notify the claimant in writing of its determination, within 5 days after it makes its decision on the appeal.

(e)
Exhaustion of Administrative Remedies. Anyone claiming rights or benefits under this Plan must exhaust the administrative remedies under the Plan’s claims procedures before taking action, including but not limited to, pursuing any remedies available under ERISA Section 502(a) in any other forum.

(f)
Time Limit on Legal Action. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one (1) year following a final decision on the claim for benefits under these claims procedures. The one (1)-year statute of limitations on suits for benefits shall apply in any forum where a claimant initiates such suit or legal action. If a civil action is not filed within this one (1)-year period, the claimant's benefit claim will be deemed permanently waived and abandoned, and the claimant will be precluded from reasserting it.

9.7    Notice    .

(a)
Communications From Participants Or Beneficiaries. Any notice, election, application, instruction, designation or other form of communication required to be given or submitted by any Employee, Participant, or beneficiary must be in the form and delivery method prescribed from time to time by the Benefits Committee and is deemed to be duly given only upon actual receipt thereof.

(b)
Communications To Participants and Beneficiaries. Any notice, statement, report and other communication to any Employee, Participant, or beneficiary required or permitted by the Plan will be deemed to have been duly given when delivered by hand to such person, mailed to such person at the address last appearing on records maintained by the Plan or Employer, or delivered electronically to such person.

(c)
Electronic Administration. In its rules and procedures for the administration of the Plan (including, without limitation, procedures covering any directions, elections, or other action by Participants, and the delivery of statements and other disclosure materials to such individuals), the Benefits Committee may provide for the use of electronic communications and other media.